THE AFRICAN DIAMOND COMPANY

This general employment agreement is made the 1st December 2007 between The African Diamond Company ("the employer") and Mr. Gabriel Abensur ("the employee")

NOW IT IS AGREED AS FOLLOWS

1. **TERMS OF EMPLOYMENT:**

1.1 The agreement shall be deemed to have commenced on the starting date aforementioned and continues thereafter subject to termination as provided below.

1.2 Employment will be contingent on a test period of 12 months commencing from the starting date, during which period, notice of termination by either party shall be given with two months notice, by registered letter.

2. **DUTIES:**

2.1 The employee shall serve the employer in his full capacity and shall perform the duties normally associated with such appointment, including but not limited to, all communication, administrative, secretarial and office duties as the employer may from time to time deem necessary to service the existing and future clients of the Employer.

2.2 During the period of employment the employee shall not, delegate or transfer their rights and obligations under this agreement, divulge to any person or persons details of clients or the affairs of such clients, form any relationship with competitors, or, act in any way detrimental to the employers interests.

3. **REMUNERATION:**

3.1 The remuneration of the employee shall be $100,000 per annum, payable by equal monthly installments in arrears.

3.2 In addition the employee shall receive an end of year bonus based on yearly profits and losses.

4. **HOURS OF EMPLOYMENT:**

4.1 The employee shall work 8.5 hours per day Monday to Friday commencing no later than 9am and finishing no later than 6pm with one hour for lunch at the time of his choice.

4.2 The employee may be required to work outside of normal working hours at the employers discretion and shall be entitled to remuneration at the usual hourly rate or time in lieu. All costs for expenses outside working hours taken on by the employee shall be returned to the employee.

5. **HOLIDAYS:**

5.1 The employer's holiday year shall run from 1st January to 31st December.

5.2 The employee shall in addition to any normal public holidays be entitled to 25 days holiday per annum with full pay taken with the employers prior approval.

5.3 Leave entitlement shall not be carried forward to the following year.

6. **ILLNESS:**

6.1 If the employee is prevented by illness or injury from properly performing his duties hereunder they shall report this fact to the employer and should he be prevented from carrying out his duties for more then 5 working days a medical certificate shall be submitted.

6.2 Should it be deemed that the employee is unable to carryout his duties for an unacceptable length of time then this contract shall be reviewed.

7. **CONFIDENTIALITY:**

7.1 The employee is aware that in the course of of his employment under this agreement he will have access to and be entrusted with information in respect of the business and financing of the company and its clients and their dealings, transactions and affairs all of which information is confidential.

7.2 The employee shall not during or after the period of employment under this agreement divulge to any person whatever or otherwise make use of any information concerning clients of the employer or any confidential information concerning the business or finances of the employer or any of their dealings, transactions or affairs.

7.3 Upon termination of employment the employee shall return any notes, forms, printed matter and any confidential documentation he may have acquired during the course of employment to the employer.

8. **TERMINATION:**

8.1 The employment of the employee may be terminated by the employer without notice or payment in lieu of notice, without any prejudice to any other remedy available to the employer, where:

8.1.1 The employee is guilty of any gross default in relation to attention and dedication to the work dishonestly or misconduct in connection with the business, or

8.1.2 there has been a serious breach or repeated non-observance by the employee of any of the stipulations contained in this agreement, or

8.1.3 the employee commits any act which in the opinion of the employer is likely to bring the employer into disrepute or otherwise acts in a manner which is detrimental to the employers interest or its business.

9. **NON-SOLICITATION**:

9.1 The employee covenants with the employer that for a period of one year he shall not solicit or endeavor to solicit, obtain the custom or seek to procure business from or do business with any person, firm or company who has been a client or has done business with the employer.

10. **INDEMNIFICATION**:

Employer shall indemnify the employer and hold him harmless from any claims, demands, loss or damage sustained or incurred by the employer as a result of actions taken within the scope of his employment, save where the same arises from gross negligence.

11. **MISCELLANEOUS**:

11.1 This agreement is governed by and shall be construed in accordance with the laws of Gibraltar.

11.2 Subject to agreement between both employer and employee this agreement can be substituted at any given time and is subject to review at any given time.

IN WITNESS WHEROF the parties have hereunto set their hands and seals the 1st day of December 2007.

Signed on behalf of the above named employer in the presence of :

Signed on behalf of the above named employee in the presence of:

C. Balloqui